Exhibit 99.1

LOS ANGELES  •  MONTREAL  •  LONDON  •  TOKYO  •  HYDERABAD

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

for JAMDAT Mobile Inc.
Dena Cook
310.566.2283
dena.cook@zenogroup.com

RAJIV DUTTA STEPS DOWN FROM

JAMDAT MOBILE’S BOARD OF DIRECTORS

LOS ANGELES – (November 11, 2005) – Global wireless entertainment publisher JAMDAT Mobile Inc. (NASDAQ: JMDT) today announced that Rajiv Dutta, Chief Financial Officer of eBay, has stepped down from the company’s board of directors following the recent announcement that he has been appointed President of Luxembourg-based Skype.

“Rajiv has been a tremendous contributor to JAMDAT over the past year,” said Mitch Lasky, Chairman and CEO of JAMDAT Mobile Inc.  “While we are disappointed to see him go, we share his excitement for his new position at Skype and look forward to the opportunity to work together in the future.”

“JAMDAT has a great future as it benefits from the rapid growth of gaming on the mobile phone platform with an exciting product line-up. It has been a pleasure working with a world-class management team and I look forward to cheering their continuing success,” said Dutta.

Dutta joined JAMDAT’s board in 2004 following the company’s initial public offering.

About JAMDAT Mobile

JAMDAT Mobile Inc. is a global publisher of wireless entertainment applications, including games, ring tones, images and other content.  JAMDAT’s application portfolio is based on original and licensed intellectual properties and includes JAMDAT Bowling, Tetris®, Downtown Texas Hold ‘Em, Lemonade Tycoon®, Bejeweled®, The Lord of the Rings®, Tony Hawk’s® Underground and Scrabble®.  JAMDAT distributes its applications through wireless carriers around the world.  For more information, please visit www.jamdat.com.

Safe Harbor Statement – JAMDAT Mobile Inc.

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for JAMDAT’s markets and the demand for its products. Factors that could cause JAMDAT’s actual results to differ materially from these forward-looking statements include its ability to integrate the acquisition of Blue Lava Wireless, anticipated growth in the handset market, its ability to

JAMDAT MOBILE INC.

3415 S. SEPULVEDA BLVD. SUITE 700 LOS ANGELES, CA 90034  USA

effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to JAMDAT’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. JAMDAT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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©2005 JAMDAT Mobile Inc.  JAMDAT, JAMDAT Mobile and the bubbles logo are trademarks of JAMDAT Mobile Inc.